Exhibit 10.2

PROMISSORY NOTE

(Interest and Property Tax Reconciliation)

$374,713.52April 1, 2020

For value received, CHARTER DMN HOLDINGS, LP, a Texas limited partnership, as principal ("Borrower"), promises to pay to the order of THE DALLAS MORNING NEWS, INC., a Delaware corporation ("Lender") at 1954 Commerce Street, Dallas, Texas 75201, Attention:  Chief Financial Officer, or at such other address as Lender shall from time to time specify in writing, the principal sum of THREE HUNDRED SEVENTY-FOUR THOUSAND SEVEN HUNDRED THIRTEEN AND 52/100 DOLLARS ($374,713.52), in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below. Interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be, and for the actual number of days elapsed.

1. Payment Terms. The entire principal amount hereof and principal and accrued interest thereon then remaining unpaid shall then be due and payable on June 30, 2021 (the “Maturity Date”); interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited first to any collection costs, second to the discharge of the interest accrued and third to the reduction of the principal balance of this Note.

2. Interest Rate.  The unpaid principal balance of this Note shall bear interest prior to maturity (however such maturity is brought about) at (a) a fixed rate of three and one-half percent (3.5%) per annum from the date of this Note through June 30, 2020, and (b) four and one-half percent (4.5%) per annum from July 1, 2020 through the maturity of this Note.

3. Default Rate.  Principal and/or interest that is not paid when same become due and payable hereunder shall bear interest from the date due until paid at (a) the highest rate permitted by applicable law, or (b) if no such maximum rate is established by applicable law, at the rate stated above plus five percent (5%) per annum.

4. Prepayment.  Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without notice, premium or penalty.  Any prepayments shall be applied first to accrued interest and then to principal.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.

5. Default.  It is expressly provided that upon (a) default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable; provided, no more than once in any twelve (12) month period, Lender shall provide written notice of such default to Borrower and it shall not be a default unless Borrower fails to cure such default within five (5) calendar days after written notice from Lender, or (b) default under that certain Promissory Note (Fixed Rate) dated May 17, 2019 in the original principal amount of $22,400,000 executed by Borrower payable to the order of Lender (the “Seller Financing Note”) and the failure of such default to be cured within the grace or cure period, if any, applicable thereto under the Seller Financing Note, or (c) the occurrence of an event of default specified in any of the other Loan Documents (as defined below) and the failure of such default to be cured within the grace or cure period, if any, applicable thereto under the Loan Documents,  the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) foreclose all liens securing payment hereof, (iii) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (iv) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorneys’ fees.

6. Joint and Several Liability; Waiver.  Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder.  Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others.  Except as specifically provided herein, all such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity.  No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

7. No Usury Intended; Usury Savings Clause.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law.  The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded.  To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

8. Security.  This Note is secured by, inter alia, a Second Lien Deed of Trust, Security Agreement - Financing Statement from Borrower in favor of Vicky Pogue Gunning, Trustee for the benefit of the Lender (the “Second Lien Deed of Trust”), covering certain real property situated in Dallas County, Texas, as more particularly described therein (the "Property"). This Note and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note, including but not limited to those documents described above, are hereinafter collectively referred to as the "Loan Documents."  The holder of this Note is entitled to the benefits and security provided in the Loan Documents.  As of the date of this Note, the only Loan Documents are this Note, the Second Lien Deed of Trust, and related UCC-1 financing statements previously filed on or about May 17, 2019.  Borrower hereby agrees to pay all fees and expenses of the title company in order to obtain a mortgagee’s title insurance policy on the Second Lien Deed of Trust and to provide all documents and affidavits required by the title company for issuance of such title policy.

9. Texas Finance Code.  In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note.  To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the "weekly ceiling" specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

10. Governing Law, Venue.  This Note is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

11. Purpose of Loan. Borrower agrees that no advances under this Note shall be used for personal, family or household purposes.
12. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

13. Assignment.  This Note will be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns; provided, however, that Borrower may not, without the prior written consent of Lender, assign or encumber any interests, rights, remedies, powers, duties, or obligations under this Note or any of the other Loan Documents.

14. George Dahl Building.  Until this Note has been fully paid and satisfied, Borrower will not, and will not permit any other party to, directly or indirectly, demolish the George Dahl former Dallas Morning News headquarters five story building on the Property, or modify in any way the exterior of such building.  This restriction shall not apply to the former printing building which is currently attached to the former headquarters building.  Exterior improvements to the rear of the headquarters building that may be required as a result of a printing building demolition are permitted.

15. Ownership Representation.  Borrower represents and warrants to Lender that as of the date of this Note,  Ray W. Washburne is in Control (as defined in the Second Lien Deed of Trust) of Borrower and the sole general partner of Borrower is Charter DMN GP, LLC, a Texas limited liability company, an entity Controlled by Ray W. Washburne.  The ownership of the Borrower and the ultimate owners of all constituent entities comprising the general partner and limited partners of Borrower are as provided in the capitalization schedule certified by Borrower and delivered to Lender on or about May 17, 2019.  As provided in the Second Lien Deed of Trust, upon the sale or transfer of all or any part of the property described therein or a Change in Control (as defined in the Second Lien Deed of Trust) of Borrower, Lender may declare this Note to be immediately due and payable.

16. Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing, and shall be deemed to be given or delivered when actually received by the party to whom directed, or, if earlier and regardless of whether actually received, on the date of delivery if by personal delivery, one business day after deposit with the overnight delivery service if by reputable overnight courier service, or upon deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the party to whom directed at its address set forth below or at such other address as such party may have previously specified by notice actually received by the other party:

If to Borrower:	Charter DMN Holdings, LP 47 Highland Park Village, Suite 200 Dallas, Texas 75205 Attn: Ray W. Washburne
With a copy to:	Munsch Hardt Kopf & Harr, P.C. 500 N. Akard, Suite 3800 Dallas, Texas 75201 Attn: William T. Cavanaugh, Jr.

If to Lender:	The Dallas Morning News, Inc. 1954 Commerce Street Dallas, Texas 75201 Attention: General Counsel
With a copy to:	Locke Lord LLP 2200 Ross Avenue, 28th Floor Dallas, Texas 75201 Attn: Vicky Gunning

4/30/2019

BORROWER:

CHARTER DMN HOLDINGS, LP, a Texas limited partnership

By:Charter DMN GP, LLC, a Texas limited liability company, its General Partner

	By:	/s/ Ray W. Washburne
Ray W. Washburne, President